Exhibit 23

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Forms S-8, No. 33-45993 dated February 24, 1992, No. 33-87052 dated December 5, 1994, No. 333-57978 dated March 30, 2001 and No. 333-109794 dated October 17,
2003) pertaining to the Invacare Corporation stock option plans of our reports dated March 8, 2006, with respect to the consolidated financial statements and schedule of Invacare Corporation and subsidiaries, Invacare Corporation management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Invacare Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2005.



                                                           /s/ ERNST & YOUNG LLP



Cleveland, Ohio
March 10, 2006